Exhibit 99.3

TELEFLEX INCORPORATED AND SUBSIDIARIES
Amounts Attributable to Common Shareholders
Adjusted Income from Continuing Operations, Net of Tax
And Diluted Earnings Per Share
To Reflect Discontinued Operations
(Unaudited)

	For the Year Ending December 31,
	2007		2006
	(Dollars in thousands, except per share)
		EPS		EPS

Amounts attributable to common shareholders:
(Loss) income from continuing operations, net of tax	$(58,420)	$(1.49)	$72,777	$1.82
Tax adjustment related to untaxed unremitted earnings of foreign subsidiaries (A)	80,910	2.06	—	—
In-process R&D write-off (B)	30,000	0.76	—	—
Restructuring and other impairment charges, net of tax	26,679	0.68	14,313	0.36
Fair market value inventory adjustment, net of tax (C)	18,550	0.47	—	—
Write-off of deferred financing costs, net of tax (D)	3,405	0.09	—	—
One-time tax benefit	—	—	(4,843)	(0.12)
Losses (gains) and other charges, net of tax	703	0.02	(119)	—
Anti-dilutive effect on EPS (E)	—	(0.03)	—	—

Income from continuing operations, net of tax excluding tax adjustment related to untaxed unremitted earnings of foreign subsidiaries, in-process R&D write-off, restructuring and other impairment charges, net of tax, fair market value inventory adjustment, net of tax, write-off of deferred financing costs, net of tax, a one-time tax benefit and losses and other charges, net of tax	$101,827	$2.57	$82,128	$2.05

(A)	Tax adjustment related to the repatriation of cash from foreign subsidiaries and a change in position regarding untaxed foreign earnings.

(B)	Write-off of in-process R&D acquired in connection with the Arrow acquisition.

(C)	Fair market value inventory adjustment reflecting the absorption of a portion of the Arrow inventory purchase price adjustment from the acquisition date.

(D)	Write-off of deferred financing costs in connection with the pay-down of long-term debt.

(E)	Results have been presented using basic weighted average shares with the impact of dilution on income excluding special charges and losses and other charges reflected separately. In accordance with SFAS 128, if income from continuing operations is a loss no potential common shares are included in the computation of diluted per share amounts because inclusion would result in an anti-dilutive per share amount.

Diluted earnings per share information is presented on a rounded basis, which may cause minor differences.

TELEFLEX INCORPORATED AND SUBSIDIARIES
Amounts Attributable to Common Shareholders
Adjusted Income from Continuing Operations, Net of Tax
And Diluted Earnings Per Share
To Reflect Discontinued Operations
(Unaudited)

	2008 Quarters								Full Year 2008
	March 30		June 29		September 28		December 31		December 31
			(Dollars in thousands, except per share)
		EPS		EPS		EPS		EPS		EPS

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$15,021	$0.38	$28,614	$0.72	$32,159	$0.80	$21,334	$0.54	$97,128	$2.44
Restructuring and other impairment charges, net of tax	6,034	0.15	1,747	0.04	318	0.01	9,969	0.25	18,068	0.45
Losses and other charges, net of tax (A)	219	0.01	2,357	0.06	1,620	0.04	488	0.01	4,684	0.12
Fair market value inventory adjustment, net of tax (B)	4,449	0.11	—	—	—	—	—	—	4,449	0.11

Income from continuing operations, net of tax excluding restructuring and other impairment charges, net of tax, losses and other charges, net of tax and fair market value inventory adjustment, net of tax	$25,723	$0.65	$32,718	$0.82	$34,097	$0.85	$31,791	$0.80	$124,329	$3.12

(A)	Losses and other charges principally relate to restructuring related costs associated with the Arrow acquisition.

(B)	The fair market value inventory adjustment reflects the absorption of the residual Arrow inventory purchase price adjustment from the acquisition date.

Diluted earnings per share information is presented on a rounded basis, which may cause minor differences.